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Cooley Letterhead



June 28, 1996


Ribozyme Pharmaceuticals, Inc.
2950 Wilderness Place
Boulder, CO  80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ribozyme Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,317,154 shares of the Company's Common Stock, $.01 par value, pursuant to its 1996 Stock Option Plan (the "Stock Option Plan"), and 300,000 shares of the Company's Common Stock, $.01 par value, pursuant to its Employee Stock Purchase Plan (the "Purchase Plan") (collectively, the "Shares").

In connection with this opinion, we have examined the Registration
Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Option Plan or the Purchase Plan, and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full). We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



  By:  /s/ James C. T. Linfield
      ---------------------------
           James C. T. Linfield